JEWETT-CAMERON ANNOUNCES KEY SUSTAINABLE SUPPLY PARTNERSHIP

North Plains, Oregon, August 31, 2020 – Jewett-Cameron is deepening its commitment to long term sustainability by signing a significant supply agreement with SECOS, a compostable bag manufacturer based in Australia (SECOS Group Limited (ASX:SES ). SECOS will supply compostable pet waste bags made from their Cardia™ proprietary biopolymer resins for Jewett-Cameron’s Lucky Dog® ZERO PLASTIC™ poop bags.

SECOS is an experienced compostable bag manufacturer capable of producing millions of bags per month and provides Jewett-Cameron with the capacity to meet demand from both our retail channel partners and online. The agreement is estimated at $3M annually and encompasses initial market entry and distribution both in North America and internationally.

Jewett-Cameron’s ZERO PLASTIC™ The bag that returns to the earth™ brand is developed around both sustainable and compostable product development. The mission of ZERO PLASTIC™ is to eliminate micro plastics from the environment.  With pet owners becoming more aware of healthier products for both their pet and the environment, the poop bags address a growing concern about utilizing a plastic bag that will at best, biodegrade over many years into micro-plastics. Our Lucky Dog® ZERO PLASTIC™ compostable poop bag is our first product in the brand and provides a quality product that helps address the micro-plastic concern, as well as contamination from dog waste.

SECOS CEO, Ian Stacey, said “We look forward to working with Jewett Cameron to enter other markets and engage in other activities where the expertise of both companies can be leveraged.  Conventional plastic production is a major user of finite resources and contributor to CO2 emissions. Pet Owners around the world are acting on this concern through their purchasing power and our proven compostable technology is providing them with the perfect solution.”

Jewett Cameron’s CEO Charlie Hopewell said “We have found not just a great partner, but one committed to our mutual sustainable goals in their products with proven, internationally recognized certifications. The additional gold standard certification for truly safe environmental standard (ASTM D6400) ensures that the product is completely compostable and leaves no harmful residues behind when it breaks down.”

Consumers will find initial market test materials in stores as soon as September 2020 with greater distribution occurring in the following months.

Jewett-Cameron Trading Company (NASDAQ – JCTCF) is a holding company that strives to develop and build premier products. Jewett-Cameron Company’s business consists of the manufacturing and distribution of patented and patent pending specialty metal and pet products, wholesale distribution of wood products, and seed processing and sales. The Company’s brands include Lucky Dog™, Animal House and AKC licensed products in the expanding pet market; fencing products under the Adjust-A-Gate™, Fit-Right™, Perimeter Patrol™, and LIFETIME POST™ systems brands; Early Start, Spring Gardner, and Weatherguard for greenhouses; and TrueShade for patio umbrellas, furniture covers and canopies. www.jewettcameron.com.

SECOS Group Limited (ASX: SES) is a leading developer and manufacturer of sustainable packaging materials. Based in Melbourne, Australia, SECOS supplies its proprietary biodegradable resins, packaging products and high-quality cast films to a blue-chip global customer base. SECOS Group is integrated from resin production, into film (cast and blown) production and can develop bespoke compostable solutions for a large range of applications. http://secosgroup.com.au/

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events. These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings. Accordingly, actual results may differ, possibly materially, from predictions contained herein.

Contact: Charlie Hopewell, President & CEO, (503) 647-0110